Exhibit 99.1

GS Financial Corp. Shareholders Approve Merger With Home Bancorp, Inc.

Metairie, La., July 7, 2011 -- The merger of GS Financial Corp. (Nasdaq: GSLA) (the “Company”) with and into Home Bancorp, Inc. (Nasdaq: HBCP) was approved earlier today by the shareholders of the Company.

Albert J. Zahn, Jr., Chairman of the Board of GS Financial Corp. said, “We are pleased that our shareholders have overwhelmingly approved the merger and look forward to serving our communities with the combined resources of Home Bank and Guaranty Savings Bank.”

GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a federally chartered savings association, in the metropolitan New Orleans area.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions, the continuation of an interest rate environment that adversely affects the interest rate spread or other income from the Company’s investments and operations, the amount of the Company’s delinquent and non-accrual loans, troubled debt restructurings, other real estate owned and loan charge-offs; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the possibility that the proposed merger with Home Bancorp, Inc. fails to be completed, or if completed, the anticipated benefits from the merger are not fully realized due to, among other factors, the failure to combine the Company’s business with Home Bancorp, the anticipated synergies not being achieved or the integration proves to be more difficult, time consuming or costly than expected; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	Stephen E. Wessel
President and Chief Executive Officer
(504) 457-6220